Exhibit No. 99.1
Company Contact:
Allen Dodge
Health Grades, Inc.
303-716-0041
adodge@healthgrades.com
For Immediate Release
Health Grades, Inc. Announces First Quarter 2010 Results
- Revenue Increase of 20% from Prior Year Quarter; Operating Margin of 20% -
- Unique Visitors to HealthGrades Web Properties Up 38% Over Prior Year Quarter -
Golden, Colo. (April 21, 2010) — Health Grades, Inc. (NASDAQ: HGRD), the leading independent healthcare ratings company, today reported financial results for the first quarter ended March 31, 2010.
Ratings and advisory revenue for the three months ended March 31, 2010 increased $2.5 million, or 20%, to $14.9 million from $12.4 million for the three months ended March 31, 2009. The revenue growth was principally driven by an increase of $2.1 million, or 47%, from the Company’s Internet Business Group compared to the three months ended March 31, 2009, and $0.4 million, or 5%, from the Company’s Professional Services business compared to the three months ended March 31, 2009.
Gross margins for the three months ended March 31, 2010 and 2009 were approximately 83% and 82%, respectively. Operating margins for the three months ended March 31, 2010 and 2009 were approximately 20%.
Operating income for the three months ended March 31, 2010 was $3.0 million, a $0.4 million increase, or 18%, over the three months ended March 31, 2009. Net income attributable to HealthGrades for the three months ended March 31, 2010 was $1.9 million, or $0.06 per diluted share, compared to $1.6 million or $0.05 per diluted share, for the three Months ended March 31, 2009.
Professional Services
For the three months ended March 31, 2010, revenue in Professional Services, previously referred to as Provider Services, which principally includes sales of hospital marketing products and quality-improvement products, was $8.4 million, an increase of $0.4 million, or 5%, over the same period of 2009. This increase reflects increased revenue from both the Company’s marketing and quality-improvement products. For the three months ended March 31, 2010 and 2009, 57% and 32% of all new sales in Professional Services were to existing clients, respectively. For the three months ended March 31, 2010 and 2009, the Company retained, or signed new contracts representing approximately 80% and 83%, respectively, of the annual contract value of hospitals whose contracts had first or second year anniversary dates.
Internet Business Group
For the three months ended March 31, 2010, Internet Business Group revenue, which includes the sale of HealthGrades’ quality reports and subscriptions to consumers, revenue from the HealthGrades Connecting Point™ and Patient Direct Connect™ products, internet advertising and sponsorship revenue, and sales of HealthGrades’ quality information to employers, health plans and others, was $6.5 million, an increase of $2.1 million, or 47% over the same period of 2009. For the three months ended March 31, 2010, the Company’s internet advertising and sponsorship revenue increased to $2.8 million compared to $1.3 million for the three months ended March 31, 2009 due to the increase in unique visitors to the Company’s websites. Revenue from the Company’s Patient Direct Connect programs (formerly known as Connecting Point) increased $0.6 million to $2.1 million compared to $1.5 million in 2009, due principally to sales from the Patient Direct Connect product which launched in late 2009. The Company’s revenue from quality reports to consumers increased to $1.2 million for the three months March 31, 2010 compared to $1.1 million for the three months ended March 31, 2009 due mainly to sales of its Watchdog subscription service.
Operating Expenses
Operating expenses increased $1.7 million to $9.4 million for the three months ended March 31, 2010 from $7.7 million for the three months ended March 31, 2009. Sales and marketing expenses increased $0.4 million, product development expenses increased $0.8 million, and general and administrative expenses increased $0.5 million for the three months ended March 31, 2010 compared to the three months ended March 31, 2009.
Sales and marketing expenses for the three months ended March 31, 2010 were $3.4 million compared to $3.0 million for the three months ended March 31, 2009. This increase is mainly due to increased sales personnel, and investments the Company has made in its advertising and sponsorship business.
Product development expenses for the three months ended March 31, 2010 were $2.9 million compared to $2.2 million for the three months ended March 31, 2009. This increase is primarily due to additional personnel and consulting costs to support product development efforts, including both the improvement of existing products and the development of new product offerings. In particular, the Company added personnel to develop technology for website products and to support new product initiatives as a result of increase in internet business demand.
General and administrative expenses for the three months ended March 31, 2010 were $3.0 million compared to $2.5 million for the three months ended March 31, 2009. This increase is principally due to additional personnel costs and software expenses.
Income Taxes
Income tax expense for the three months ended March 31, 2010 and 2009 was $1.1 million and $0.9 million, respectively. For the three months ended March 31, 2010 and 2009, the Company’s effective income tax rate was approximately 37%.

Cash Position
For the three months ended March 31, 2010, the Company generated $5.7 million in cash flow from operations. As of March 31, 2010, the Company had $23.1 million in cash and cash equivalents, a 20% increase over the balance at December 31, 2009.
2010 Results and Outlook
Kerry Hicks, Chairman and Chief Executive Officer of Health Grades, Inc. stated, “We are very pleased with our first quarter results. In particular, our operating margin of 20% was above our expectations given the investments we have made in our sales team as well as our product development efforts. In addition, although our actual revenue growth in our Professional Services business was modest, the annual contract value of new sales is up 50% over the first quarter of 2009, which bodes well for increased revenue growth from this business unit for the remainder of 2010.”
Mr. Hicks continued, “Performance from our Internet Business Group continues to be stellar with revenue growth of 47% over the same period of 2009. Our unique visitors continue to grow significantly on both HealthGrades.com and WrongDiagnosis.com. For the first quarter of 2010, total unique visitors was approximately 57.4 million compared to approximately 41.5 million for the same period of 2009, an increase of 38%. We have a number of initiatives in process to continue to grow our unique website traffic and look forward to further our position as the dominant leader in healthcare provider selection.”
The Company is affirming its full year guidance for ratings and advisory revenue growth of 20% over 2009 with an operating margin of between 19% to 22%.
Conference Call
As previously announced, the Company will host a conference call today, which will be broadcast live over the Internet at 11:00 am ET/9:00 am MT to discuss the results. The broadcast will be available on the Investor Relations section of the Company’s website located at www.healthgrades.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast.
If you would like to participate on the call, please call 866-730-5767 at least ten minutes prior to the start time of 11:00 am ET/9:00 am MT on April 21, 2010 and reference the following — Confirmation number: 21789172.
An online archive of the broadcast will be available within two hours of the live call and can be accessed through June 21, 2010, by dialing 888-286-8010. The confirmation number is 40225361.
About Health Grades, Inc.
Health Grades, Inc. (Nasdaq: HGRD — News) is the leading independent healthcare ratings organization, providing quality ratings, profiles and cost information on the nation’s hospitals, physicians, nursing homes and prescription drugs. Millions of patients and many of the nation’s largest employers, health plans and hospitals rely on HealthGrades’ quality ratings, advisory services and decision-support resources. The HealthGrades network of websites, including HealthGrades.com and WrongDiagnosis.com, is a top-ten health property according to ComScore and is the internet’s leading destination for patients choosing providers. More information on the company can be found at www.healthgrades.com .
This press release contains forward-looking statements, including without limitation statements relating to the Company’s expected revenue and operating margin in 2010, revenue growth in Professional Services, search position status, growth drivers, rate of growth, product development, and management’s expectations and outlook. Actual results may differ materially from those described in such forward-looking statements due to several factors, including without limitation, significant variance in expected sales across the Company’s product areas, slower than expected adoption of some of the Company’s newer product areas such as advertising and sponsorship sales, the Company’s inability to continue increasing sales of its licensing agreements or to complete its strategic initiatives, a decline in contract retention rates or delays in sales cycles, the Company’s inability to enter into meaningful contractual arrangements and to successfully expand certain lines of business, the Company’s inability to obtain reliable data for its healthcare information, competition and other factors described in the Company’s filings with the Securities and Exchange Commission, especially the section entitled “Risk Factors” in its 2009 Annual Report on Form 10-K as updated in subsequent Securities and Exchange Commission Reports. The Company does not undertake to update its forward-looking statements.

HEALTH GRADES, INC.
Condensed Consolidated Statements of Income

	Three Months Ended March 31,
	2010	2009
	(Unaudited)
Revenue:
Ratings and advisory revenue	$14,865,335	$12,383,883
Other	22,149	5,013

Total revenue	14,887,484	12,388,896

Expenses:
Cost of ratings and advisory revenue	2,535,073	2,195,788

Gross margin	12,352,411	10,193,108

Operating expenses:
Sales and marketing	3,431,776	3,008,887
Product development	2,925,381	2,151,406
General and administrative	3,024,794	2,508,264

Income from operations	2,970,460	2,524,551

Other:
Other income	23,000	—
Interest income	209	7,079
Interest expense	(12)	(67)
Equity earnings of investment	34,000	—

Income before income taxes	3,027,657	2,531,563
Income taxes	1,118,076	946,049

Net income	1,909,581	1,585,514
Net loss attributable to the noncontrolling interest	—	50,708

Net income attributable to Health Grades, Inc.	$1,909,581	$1,636,222

Net income per common share (basic)	$0.07	$0.06

Weighted average number of common shares used in computation (basic)	28,071,348	27,228,819

Net income per common share (diluted)	$0.06	$0.05

Weighted average number of common shares used in computation (diluted)	31,613,073	30,640,208

HEALTH GRADES, INC.
Condensed Consolidated Balance Sheets

	March 31, 2010	December 31, 2009
	(unaudited)
ASSETS
Cash and cash equivalents	$23,068,515	$19,160,529
Accounts receivable, net	8,319,325	11,389,295
Prepaid income taxes	—	93,451
Deferred income taxes	95,829	68,416
Prepaid expenses and other current assets	1,814,934	1,923,000

Total current assets	33,298,603	32,634,691

Property and equipment, net	3,607,954	3,214,974
Intangible assets, net	449,303	481,102
Goodwill	10,015,770	10,015,770
Deferred income taxes	653,600	531,401

Total assets	$48,025,230	$46,877,938

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$753,551	$208,437
Accrued payroll, incentive compensation and related expenses	3,413,303	4,199,848
Accrued expenses	616,701	2,143,317
Income taxes payable	1,152,279	—
Current portion of capital lease obligations	397	984
Current portion of deferred rent	231,231	254,797
Deferred revenue	19,529,406	20,249,062

Total current liabilities	25,696,868	27,056,445

Long-term portion of deferred rent	—	36,427

Total liabilities	25,696,868	27,092,872

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, 2,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized, and 54,425,951 and 54,137,333 shares issued as of March 31, 2010 and December 31, 2009, respectively	54,426	54,137
Additional paid-in capital	101,060,836	100,415,961
Accumulated deficit	(45,013,895)	(46,923,476)
Treasury stock, 24,540,594 and 24,418,730 shares as of March 31, 2010 and December 31, 2009, respectively	(33,773,005)	(33,761,556)

Total stockholders’ equity	22,328,362	19,785,066

Total liabilities and stockholders’ equity	$48,025,230	$46,877,938